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                                                                   EXHIBIT 3.1.b

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        GRANITE CONSTRUCTION INCORPORATED


        Granite Construction Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of the Corporation held on April 4, 2000 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and to be considered by the Stockholders of the Corporation at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

        "FOURTH:

        A. Capitalization. The total number or shares of all classes of stock which the Corporation shall have authority to issue is one hundred three million (103,000,000):

                   (1) Three million (3,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

                   (2) One hundred million (100,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock")."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on May 22, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Granite Construction Incorporated has caused this certificate to be signed by Michael Futch, its Secretary, this 23rd day of May, 2000.



                                                 By: ___________________________
                                                        Michael Futch
                                                        Secretary